FIRST AMENDMENT TO THE

ETF CUSTODY AGREEMENT

THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the ETF Custody Agreement dated as of January 29, 2018 (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the Company and the Custodian (the “Parties”) have entered into the Agreement; and

WHEREAS, the Parties desire to change the title of the Agreement from Custody Agreement to ETF Custody Agreement; and

WHEREAS, the Parties desire to amend and restate Exhibit B of the Agreement to add the Motley Fool Small-Cap Growth ETF to it; and

WHEREAS, Article XV, Section 15.02 of the Agreement provides that the Agreement may be amended by written agreement executed by both Parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the Parties agree to amend the following:

1.	The title of the Agreement is ETF Custody Agreement. All references to Custody Agreement are replaced with ETF Custody Agreement.

2.	Exhibit B is hereby superseded and replaced in its entirety with the Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

THE RBB Fund, Inc.		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Salvatore Faia	By:	/s/ Anita M. Zagrodnik

Printed Name:	Salvatore Faia	Printed Name:	Anita M. Zagrodnik
Title:	President	Title:	Senior VP
Date:	9/14/2018	Date:	9/26/18

EXHIBIT B

Series of The RBB Fund, Inc.

Motley Fool 100 Index ETF

Motley Fool Small-Cap Growth ETF